MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

626 RexCorp Plaza
Uniondale, New York
11556  USA

June  6, 2008

MENV—USA

NDDA—Germany

Micron Enviro Systems Inc. Submits New Coal Permits in East Central Saskatchewan near Goldsource Mines Inc new Discovery

Micron Enviro Systems, Inc. ("Micron" or the “Company”) wishes to announce that it has submitted additional coal permits in east central Saskatchewan, Canada. This acreage is in close proximity to a recent new coal discovery made by Goldsource Mines Inc. Micron has previously submitted coal claims in close proximity to Goldsource Mines Inc, and has received a letter of comfort in regards to those claims. The letter of comfort indicates that Micron has priority in regards to the previously applied for coal permits.  There are no guarantees that any of these proposed permits will be awarded to Micron.

Bradley Rudman, president of Micron stated, “We are continuing to try to build a sizable block of prospective coal property in close proximity to Goldsource Mines Inc.  Goldsource shares have now risen from $0.30 to $8.68 in the past few weeks since announcing this potential new coal deposit.  Micron was able to be one of the first to stake land shortly after the Goldsource discovery and now we are attempting to increase this land position. When you factor in the letter of comfort received by the Company from the Saskatchewan Ministry of Energy and Resources establishing Micron with priority over the lands permitted, clearly this new area of exploration is a potential growth driver for the Company going forward. This new coal focus is in conjunction with our significant land holdings in the Alberta Oil Sands.  We are also expecting to have some additional information in regards to the Oil Sands assets in the near future.”

Micron is an emerging oil and gas company that now has exposure to multiple leases consisting of interests in 50.5 gross sections (31,945 acres) in the Oil Sands of Alberta, Canada, which is one of the largest oil producing regions in the world. Micron holds 100% interest in 4 sections, 50% interest in 16 other sections, 5% interest in 26 sections, and has a 4.17 % net interest in 4.5 additional Oil Sands sections.   Micron also has pending coal applications outstanding at this time covering approximately 63,000 acres in Saskatchewan Canada. Management’s goal is to build the asset base of the Company through strategic alliances and independent acquisitions that will build long-term shareholder value. Management continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects. Please visit our website for detailed maps of the locations of Micron’s prospects at www.micronenviro.com.

If you have any questions, please call Micron at (516) 640-9926. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bradley Rudman

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: 516 640 9926

www.micronenviro.com